Exhibit 10.10

BETA BIONICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED: JANUARY 21, 2025

Each member of the Board of Directors (the “Board”) of Beta Bionics, Inc. (the “Company”) who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (such date, the “Effective Date”).

This Policy will be effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

A.	Annual Cash Compensation

Commencing on the Effective Date, each Eligible Director will receive the cash compensation set forth below for service on the Board. Cash compensation amounts will be paid in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $50,000
b.	Independent Chair of the Board (in addition to Eligible Director Annual Board Service Retainer): $50,000
c.	Lead Independent Director of the Board (in addition to Eligible Director Annual Board Service Retainer): $37,500

2.	Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $20,000
b.	Chair of the Compensation Committee: $15,000
c.	Chair of the Nominating and Governance Committee: $10,000

3.	Annual Committee Member Compensation (not applicable to Committee Chairs):

a.	Member of the Audit Committee: $10,000
b.	Member of the Compensation Committee: $7,500
c.	Member of the Nominating and Governance Committee: $7,500

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B.	Equity Compensation

Equity awards will be granted under the Company’s 2025 Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto (the “Plan”). All equity awards granted pursuant to this Policy will be in the form of restricted stock units (“RSUs”).

(a)	Automatic Equity Grants.

(i) Initial Grant. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be an Eligible Director will automatically, upon the date of his or her initial election or appointment to be an Eligible Director (or, if such date is not a market trading day, the first market trading day thereafter) (the “Eligibility Date”), be granted RSUs (the “Initial RSU Grant”). The number of shares subject to the Initial RSU Grant will be determined based on the number of calendar days remaining until the first annual meeting of the Company’s stockholders (the “Annual Meeting”) occurring after the Eligibility Date (the “Initial Term”), measured beginning on the Eligibility Date and ending on the scheduled (or expected) date of the first Annual Meeting thereafter. The Initial RSU Grant will have a grant date value that is equal to $165,000 multiplied by the percentage obtained by dividing the total number of expected calendar days in the Initial Term by 365, provided that such percentage shall not exceed 100%. For clarity, if an Eligible Director is first elected or appointed to the Board on the date of an Annual Meeting, such Eligible Director shall receive the Annual RSU Grant described below and shall not receive an Initial RSU Grant. Each Initial RSU Grant will vest on the one-year anniversary of the date of grant or as of the day immediately preceding the next Annual Meeting, if sooner.

(ii) Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting following the Effective Date, each person who is then an Eligible Director will automatically be granted RSUs with an aggregate grant date value of $165,000 (the “Annual RSU Grant”). Each Annual RSU Grant will vest on the one-year anniversary of the date of grant or as of the day immediately preceding the next Annual Meeting, if sooner.

(b) Calculation of Number of Shares. The number of shares of Common Stock underlying each Initial RSU Grant and Annual RSU Grant shall be determined by dividing the applicable grant date value for such RSUs by the closing price per share of Common Stock, as reported on Nasdaq, on the applicable grant date, rounded down to the nearest whole number of shares.

(c) Vesting; Change in Control. All vesting is subject to the Eligible Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Eligible Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to such Eligible Director’s then-outstanding equity awards that were granted pursuant to this Policy or otherwise will become fully vested immediately prior to the closing of such Change in Control.

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(d) Remaining Terms. The remaining terms and conditions of each award, including transferability, will be as set forth in the Company’s RSU Award Grant Notice and RSU Award Agreement in the forms adopted from time to time by the Board or the Compensation Committee, as applicable.

C.	Expenses

The Company will reimburse an Eligible Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that such Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

D.	Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.

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